As filed with the Securities and Exchange Commission on October 28, 2010
Registration No. 333-170153

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1
to
FORM F-10
REGISTRATION STATEMENT
Under The Securities Act of 1933

THE TORONTO-DOMINION BANK
(Exact name of Registrant as specified in its charter)

Canada	6029	13-5640479
(Province or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No., if applicable)
Toronto Dominion Bank Tower
Toronto-Dominion Centre
Toronto, Ontario M5K 1A2, Canada
(416) 982-8222
(Address and telephone number of Registrant’s principal executive offices)
Brendan O’Halloran
The Toronto-Dominion Bank
31 West 52nd Street
New York, New York 10019-6101
(212) 827-7000
(Name, address and telephone number of agent for service in the United States)

Copies to:

Christopher A. Montague, Esq. Executive Vice President and General Counsel The Toronto-Dominion Bank Toronto Dominion Bank Tower Toronto-Dominion Centre Toronto, Ontario M5K 1A2, Canada (416) 308-6963	Lee Meyerson, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

     It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	at some future date (check appropriate box below)
	1.	☐	pursuant to Rule 467(b) on at (designate a time not sooner than seven calendar days after filing).

	2.	☑	pursuant to Rule 467(b) on October 29, 2010 at 12 p.m. (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on October 26, 2010.

	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☑
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum	Amount of
Securities to be Registered	Registered(1)(2)	Aggregate Offering Price(3)	Registration Fee
Debt Securities (subordinated indebtedness)
Common Shares
Class A First Preferred Shares
Warrants
Total		U.S.$5,000,000,000	U.S.$356,500 (4)

(1)	There is being registered hereunder an indeterminate number of securities of The Toronto-Dominion Bank (the “Registrant”) as from time to time may be issued at prices determined at the time of issuance. This Registration Statement also covers such indeterminate amount of securities of the Registrant as may be issued upon exercise, conversion or exchange of any securities that provide for such issuance. Separate consideration may not be received for these securities.

(2)	This Registration Statement also covers an undeterminable amount of registered securities that may be reoffered and resold on an ongoing basis after their initial sale in market-making transactions by affiliates of the Registrant.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. In no event will the aggregate offering price of all securities issued from time to time pursuant to this Registration Statement exceed U.S.$5,000,000,000, or the equivalent thereof in one or more foreign currencies.

(4)	Previously paid.

EXPLANATORY NOTE
This Amendment No. 1 to the Registration Statement on Form F-10 (File No. 333-170153) of The Toronto-Dominion Bank is filed for the purpose of amending Exhibit 5.1 to such Registration Statement and making related changes to “Part II — Exhibits”.

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED
TO OFFEREES OR PURCHASERS
Indemnification of Directors and Officers
     Under the Bank Act (Canada) (the “Bank Act”), The Toronto-Dominion Bank (the “Bank”) may not, by contract, resolution or by-law, limit the liability of its directors for breaches of their fiduciary duties. However, except in respect of an action by or on behalf of the Bank to procure a judgment in its favor, the Bank may indemnify a director or officer, a former director or officer or a person who acts or acted at the Bank’s request as a director or officer of or in a similar capacity for another entity, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her because of any civil, criminal, administrative, investigative or other proceeding to which he or she is involved by reason of being or having been associated with the bank or the entity, if:
     (1) that person acted honestly and in good faith with a view to the best interests of the Bank; or the other entity, as the case may be, and
     (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that his or her conduct was lawful.
     These individuals are entitled to an indemnity from the Bank if the person was not judged by the court or other competent authority to have committed any fault or omitted to do anything that they ought to have done and fulfilled the conditions set out in (1) and (2) above. The Bank may also advance amounts to the director, officer or other person for the costs, charges and expenses of a proceeding referred to above, provided such amounts are repaid if the conditions set out in (1) and (2) above are not satisfied. The Bank may, with the approval of a court, also indemnify or advance funds to that person regarding an action by or on behalf of the Bank to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or officer of the company or entity, if he or she fulfills the conditions set out in (1) and (2) above.
     The Bank’s by-laws provide that subject to the limitations contained in the Bank Act, but without limit to the right of the Bank to indemnify or advance funds to any person under the Bank Act or otherwise, the Bank will indemnify a director or officer or a former director or officer, or a person who acts or acted at the Bank’s request as a director or officer or in a similar capacity of a body corporate, and such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by such person in respect of any civil, criminal, administrative, investigative or other proceeding to which such person is made a party by reason of being or having been a director or officer of the Bank or such body corporate if: (i) such person acted honestly and in good faith with a view to the best interests of the Bank or the other entity, as the case may be; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that such person’s conduct was lawful. These indemnification provisions could be construed to permit or require indemnification for certain liabilities arising out of U.S. federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Bank pursuant to the foregoing provisions, the Bank has been informed that in the opinion of the Securities and Exchange Commission (“SEC”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
     The Bank maintains directors’ and officers’ liability insurance policies providing for the insurance on behalf of any person who is or was a director or officer of the Bank and subsidiary companies against any liability incurred by him or her in any such capacity or arising out of his or her status as such.

II-1

EXHIBITS

Exhibit No.	Description

4.1	Annual Information Form of the Registrant dated December 2, 2009 (incorporated by reference to Exhibit 99.1 to The Toronto-Dominion Bank’s Form 40-F filed on December 3, 2009, File No. 001-14446).

4.2	The consolidated audited financial statements for the fiscal year ended October 31, 2009 with comparative consolidated financial statements for the fiscal year ended October 31, 2008, together with the auditors’ report thereon and Management’s Discussion and Analysis (incorporated by reference to Exhibits 99.2 and 99.3 to The Toronto-Dominion Bank’s Form 40-F filed on December 3, 2009, File No. 001-14446).

4.3	Reconciliation of Canadian and U.S. Generally Accepted Accounting Principles for the fiscal year ended October 31, 2009 (incorporated by reference to Exhibit 99.4 to The Toronto-Dominion Bank’s Form 40-F filed on December 3, 2009, File No. 001-14446).

4.4	Management Proxy Circular of the Registrant dated as of January 28, 2010 (incorporated by reference to The Toronto-Dominion Bank’s Form 6-K filed on February 25, 2010, File No. 001-14446).

4.5	The Third Quarter Report to Shareholders for the three and nine months ended July 31, 2010, which includes comparative consolidated interim financial statements (unaudited) and Management’s Discussion and Analysis (incorporated by reference to The Toronto-Dominion Bank’s Form 6-K filed on September 2, 2010, File No. 001-14446).

5.1	Consent of Ernst & Young LLP.

5.2	Consent of Ernst & Young LLP addressed to the Canadian securities regulatory authorities.*

6.1	Powers of Attorney.*

6.2	Certified Resolutions of the Board of Directors.

7.1	Trust Indenture, dated as of November 1, 2005 between the Registrant and Computershare Trust Company of Canada, as trustee, relating to the Debt Securities registered hereby (incorporated by reference to The Toronto-Dominion Bank’s Registration Statement on Form F-10 filed on February 1, 2007, File No. 333-140383).

*	Previously filed.

II-2

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1. Undertaking
     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the SEC staff, and to furnish promptly, when requested to do so by the SEC staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.
Item 2. Consent to Service of Process.
     The Registrant and the Trustee with respect to the Debt Securities registered pursuant to this Form F-10 have each filed with the SEC an Appointment of Agent for Service of Process and Undertaking on Form F-X with the original filing of this Registration Statement.

III-1

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, country of Canada, on this 28th day of October, 2010.

THE TORONTO-DOMINION BANK
By:	/s/ Christopher A. Montague
	Name:	Christopher A. Montague
	Title:	Executive Vice President and General Counsel
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates indicated:

Name	Title	Date

*	President, Chief Executive Officer and Director	October 28, 2010
W. Edmund Clark	(Principal Executive Officer)

*	Group Head, Finance and Chief Financial Officer	October 28, 2010
Colleen M. Johnston	(Principal Financial Officer)

*	Senior Vice President and Chief Accountant	October 28, 2010
Kelvin Tran	(Principal Accounting Officer)

*	Chairman of the Board	October 28, 2010
John M. Thompson

*	Director	October 28, 2010
William E. Bennett

*	Director	October 28, 2010
Hugh J. Bolton

*	Director	October 28, 2010
John L. Bragg

*	Director	October 28, 2010
Wendy K. Dobson

*	Director	October 28, 2010
Henry H. Ketcham

*	Director	October 28, 2010
Pierre H. Lessard

*	Director	October 28, 2010
Brian M. Levitt

*	Director	October 28, 2010
Harold H. MacKay

*	Director	October 28, 2010
Irene R. Miller

*	Director	October 28, 2010
Nadir H. Mohamed

*	Director	October 28, 2010
Wilbur J. Prezzano

*	Director	October 28, 2010
Helen K. Sinclair

*	Director	October 28, 2010
Carole S. Taylor

*	Authorized Representative in the United States	October 28, 2010
Brendan O’Halloran

*By	/s/ Christopher A. Montague
Christopher A. Montague
Attorney-in-Fact

III-2

EXHIBITS

Exhibit No.	Description

4.1	Annual Information Form of the Registrant dated December 2, 2009 (incorporated by reference to Exhibit 99.1 to The Toronto-Dominion Bank’s Form 40-F filed on December 3, 2009, File No. 001-14446).

4.2	The consolidated audited financial statements for the fiscal year ended October 31, 2009 with comparative consolidated financial statements for the fiscal year ended October 31, 2008, together with the auditors’ report thereon and Management’s Discussion and Analysis (incorporated by reference to Exhibits 99.2 and 99.3 to The Toronto-Dominion Bank’s Form 40-F filed on December 3, 2009, File No. 001-14446).

4.3	Reconciliation of Canadian and U.S. Generally Accepted Accounting Principles for the fiscal year ended October 31, 2009 (incorporated by reference to Exhibit 99.4 to The Toronto-Dominion Bank’s Form 40-F filed on December 3, 2009, File No. 001-14446).

4.4	Management Proxy Circular of the Registrant dated as of January 28, 2010 (incorporated by reference to The Toronto-Dominion Bank’s Form 6-K filed on February 25, 2010, File No. 001-14446).

4.5	The Third Quarter Report to Shareholders for the three and nine months ended July 31, 2010, which includes comparative consolidated interim financial statements (unaudited) and Management’s Discussion and Analysis (incorporated by reference to The Toronto-Dominion Bank’s Form 6-K filed on September 2, 2010, File No. 001-14446).

5.1	Consent of Ernst & Young LLP.

5.2	Consent of Ernst & Young LLP addressed to the Canadian securities regulatory authorities.*

6.1	Powers of Attorney.*

6.2	Certified Resolutions of the Board of Directors.

7.1	Trust Indenture, dated as of November 1, 2005 between the Registrant and Computershare Trust Company of Canada, as trustee, relating to the Debt Securities registered hereby (incorporated by reference to The Toronto-Dominion Bank’s Registration Statement on Form F-10 filed on February 1, 2007, File No. 333-140383).

*	Previously filed.